Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-219664 and 333-197732 on Form S-8 and Registration Statement No. 333-232958 on Form S-3 of our reports dated May 21, 2021, relating to the consolidated financial statements of Advanced Drainage Systems, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB ASC Topic 842, Leases, effective April 1, 2019, using the modified approach) and the effectiveness of Advanced Drainage Systems, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Advanced Drainage Systems, Inc. for the year ended March 31, 2021.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 27, 2021